Exhibit 5.1

October 6, 2025

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Idaho Copper Corporation, a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1, (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The offering of the Company consists of (a) up to an aggregate of 15,625,000 (781,250 adjusted for the proposed 1:20 stock split) shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”); (b) up to 2,343,750 (117,187 adjusted for the proposed 1:20 stock split) shares of Common Stock that may be sold pursuant to the underwriters’ over-allotment option; (c) 898,437 representative’s warrants that will be issued by the Company to the representative of the underwriters of the offering assuming full exercise of the underwriters’ over-allotment option (the “Representative’s Warrants”); and (d) 898,437 of shares of Common Stock issuable upon exercise of the Representative’s Warrants (the “Representative’s Warrant Shares”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the securities and the securities issued upon exercise thereunder.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

420 Lexington Avenue
Suite 2446
New York, NY 10170
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Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that: (i) the Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; (ii) the Representative’s Warrant Shares, when issued upon exercise of the Representative’s Warrants, will be validly issued, fully paid and non-assessable; and (iii) the Representative’s Warrants, when issued as set forth in the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the States of Nevada and New York and the federal laws of the United States of America.

Our opinions set forth in the paragraph above related to the Shares, the Representative’s Warrants and the Representative’s Warrant Shares are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement and further consent to all references to us under the caption “Legal Matters” in the Prospectus.

Sincerely,

/s/The Crone Law Group P.C.

420 Lexington Avenue
Suite 2446
New York, NY 10170
NYC Office: 646.861.7891
www.cronelawgroup.com